Isle of Capri Casinos, Inc. Names Chief Financial Officer - Donn Mitchell

BILOXI, Miss., January 13 /PRNewswire-FirstCall/ -- Isle of Capri Casinos, Inc. (NASDAQ: ISLE) officials announced today that Donn Mitchell has been named chief financial officer. In this role Mitchell’s responsibilities include overseeing the financial operations of the company’s corporate and casino properties, financial strategy, accounting, tax, as well as information systems.

“We have conducted an extensive search for a new CFO and confirmed that we had the ideal candidate within our organization. Donn’s position in the Company has steadily increased over the years as a result of his performance, energy, integrity and commitment to our Company culture. He has a thorough knowledge of our industry coupled with a solid financial and accounting background. In his new role, Donn will play an integral role in our strategy to develop and grow our Company,” Timothy Hinkley, president and chief operating officer, said.

Mitchell joined the company’s corporate office in 1996 as senior director of finance, served as vice president of property finance and most recently senior vice president, chief accounting officer and interim chief financial officer. His prior experience includes serving as an audit manager for Arthur Anderson LLP in New Orleans, La. Mitchell holds a degree in accounting from the University of Southern Mississippi and is a certified public accountant.

Isle of Capri Casinos, Inc., a leading developer and owner of gaming and entertainment facilities, operates 15 casinos in 13 locations. The company owns and operates riverboat and dockside casinos in Biloxi, Vicksburg, Lula and Natchez, Mississippi; Bossier City and Lake Charles (2 riverboats), Louisiana; Bettendorf, Davenport and Marquette, Iowa; and Kansas City and Boonville, Missouri. The company also owns a 57 percent interest in and operates land-based casinos in Black Hawk (two casinos), Colorado. Isle of Capri's international gaming interests include a casino that it operates in Freeport, Grand Bahama and a two-thirds ownership interest in casinos in Dudley, Walsall and Wolverhampton, England. The company also owns and operates Pompano Park Harness Racing Track in Pompano Beach, Florida.

This press release may be deemed to contain forward-looking statements, which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively by various factors, including without limitation, licensing, and other regulatory approvals, financing sources, development and construction activities, costs and delays, weather, permits, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein.

Additional information concerning potential factors that could affect the Company's financial condition, results of operations and expansion projects, is included in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year.

        CONTACTS:
        Isle of Capri Casinos, Inc.,
Allan B. Solomon, Executive Vice President-561.995.6660
Donn Mitchell, Chief Financial Officer-228.396.7030
Jill Haynes, Director of Corporate Communication-228.396.7031

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